Exhibit 3.2

NS POWER HOLDINGS INCORPORATED

SPECIAL RESOLUTION

BE IT RESOLVED as a Special Resolution of the Company that:

1.	In accordance with the Nova Scotia Power Reorganization (1998) Act (the “Reorganization Act”):

(a)	the Articles of Association of the Company be repealed and the Amended Articles of Association attached hereto substituted in its place; and

(b)

the Company alter the provisions of its Memorandum of Association to comply with the Reorganization Act, by the deletion of Paragraph 4 thereof and the addition and substitution of the provisions set out in the Amended Memorandum of Association attached hereto so that the Amended Memorandum of Association attached hereto shall be the Memorandum of Association of the Company.

2.

The Company be and it is hereby authorized from time to time to purchase or otherwise acquire shares issued by it pursuant to and in accordance with Subsections 5 and 7 of Section 51 of the Companies Act and that the Directors of the Company are authorized from time to time to exercise such powers for and on behalf of the Company.

CERTIFICATE

I hereby certify that the foregoing is a true copy of a special resolution of NS Power Holdings Incorporated dated the 22nd day of December, 1998 signed by the sole shareholder of the company in the manner authorized by law and that such special resolution is now in full force and effect.

I HEREBY CERTIFY that this is a true copy
of a document filed in the office of the
Registrar of Joint Stock Companies on the
23rd day of December 1998
/s/ signed	(signed) “Richard J. Smith”
Registrar of Joint Stock Companies	Richard J. Smith, Secretary

NS POWER HOLDINGS INCORPORATED
SHAREHOLDERS' RESOLUTION

Resolved as a special resolution that:

1.	Pursuant to section 17(1) of the Companies Act of Nova Scotia, the name of the Company be changed from NS Power Holdings Incorporated to "Emera Incorporated" in its English and French form;

2.

Any two of the directors or officers of the Company are hereby authorized to sign all such documents and to do all such acts and things as such directors or officers, in his or her discretion, determine necessary or advisable in order to properly implement and give effect to the foregoing; and

3.

The directors or officers of the Company, in their discretion and without further approval of the shareholders, will cause the name change to be effective on such a date as any two directors or officers determine.

l, the undersigned, Corporate Secretary and General Counsel of NS Power Holdings Incorporated, hereby certify that the foregoing is a true copy of a Resolution of shareholders of NS Power Holdings Incorporated passed at a Meeting of shareholders held on the 3rd day of May 2000 and that the said Resolution is still in full force and effect.

DATED at Halifax, Nova Scotia, this 6th day of July 2000.

/s/ Richard J. Smith
Richard J. Smith
Corporate Secretary and General Counsel
NS Power Holdings Incorporated

NS POWER HOLDINGS INCORPORATED

The attached certified resolution was passed by the shareholders of NS Power Holding Incorporated (the "Company") on May 3, 2000.

Clause 3 of the resolution permits any two directors or officers of the Company to cause the name change to be effective on such a date as they determine.

The undersigned, as Officers of the Company, hereby determine that the Company's name be changed from "NS Power Holdings Incorporated" to "Emera Incorporated" effective July 10, 2000.

DATED this 10th day of July 2000.

NS POWER HOLDINGS INCORPORATED

/s/ David McD. Mann
David McD. Mann
President and Chief Executive Officer

/s/ Richard J. Smith
Richard J. Smith
Corporate Secretary and General Counsel

RESOLUTION OF COMMON SHAREHOLDERS

Amendment to Articles of Association
Emera Incorporated

WHEREAS Article 123 now provides that the list of nominees for election as Directors include individuals who have not reached the age of 70;

AND WHEREAS it is desirable to remove this restriction;

BE IT RESOLVED THAT:

Article 123 (c) (ii) (B) which reads:

"(c)	The nominating committee will include in its list of nominees:

(i)	The chief executive officer of the Company and may include one other senior executive of the Company as determined by the Nominating Committee; and

(ii)	Individuals who in the reasonable opinion of the Nominating Committee:

(A) other than as expressly anthorized by the preceding subparagraph (i), are not employees of the Company or of any subsidiary or affiliate of the Company; and

(B) have not reached seventy (70) years of age,"

Be amended to read:

"(c)	The nominating committee will include in its list of nominees:

(i)	The chief executive officer of the Company and may include one other senior executive of the Company as detennined by the Nominating Committee; and

(ii)	Individuals who in the reasonable opinion of the Nominating Committee:

(A) other than as expressly authorized by the preceding subparagraph (i), are not employees of the Company or of any subsidiary or affiliate of the Company;

(B) have not reached seventy (70) years of age, except as provided in (C) below;

I HEREBY CERTIFY that this is a true copy of a document filed in the office of the Registrar of Joint Stock Companies on the
14th day of June 2001
/s/ signed
Registrar of Joint Stock Companies

(C) in certain exceptional circumstances, it may be appropriate for individuals to be able to serve on the Board beyond age 70. Should such circumstances occur, the Nominating and Corporate Governance Committee will determine and recommend that an individual be permitted to serve as a Director beyond age 70 because of the individual's contribution and skills. Such determination will be made annually."

1, the undersigned, Corporate Secretary and General Counsel of Emera Incorporated, hereby certify that the foregoing is a true copy of a resolution of the common shareholders of Emera Incorporated passed at an annual and special meeting of the common shareholder held on the 3rd day of May 2001, and that the said resolution is still in full force and effect.

DATED at Halifax, Nova Scotia, this 13th day of June 2001.

/s/ Richard J. Smith
Richard J. Smith
Corporate Secretary and General Counsel
Emera Incorporated

EMERA INC.
Resolution of Common Shareholders
(Amendment to Articles of Incorporation)

WHEREAS Article 86 is currently as follows:

"Unless otherwise determined by general meeting, the number of Directors shall be determined by the Board of Directors but shall not be less than ten nor shall they be more than fifteen provided however that the number of the members of the Board of Directors of the Company who are employees of the Company or of a subsidiary or affiliate of the Company shall not exceed two."

AND WHEREAS it is desirable to amend this Article;

RESOLVED that Article 86 be amended as follows:

"Unless otherwise determined by general meeting, the number of Directors shall be determined by the Board of Directors but shall not be less than eight nor shall they be more than fifteen provided however that the number of the members of the Board of Directors of the Company who are employees of the Company or of a subsidiary or affiliate of the Company shall not exceed two."

I, the undersigned Corporate Secretary of Emera Incorporated, hereby certify that the foregoing is a true copy of a resolution of the common shareholders of Emera Incorporated passed at an annual and special meeting of common shareholders held on the 1st day of May 2007, and that the said resolution is still in full force and effect.

DATED at Halifax, Nova Scotia, this 17th day of October 2007.

/s/ Richard J. Smith
Richard J. Smith
Corporate Secretary
Emera Incorporated

I HEREBY CERTIFY that this is a true copy of a document filed in the offfice of the Registrar of Joint Stock Companies on the
18 day of October, 07
/s/ signed
Registrar of Joint Stock Companies
Dated 23 day of Oct., 07

AMENDED ARTICLES OF ASSOCIATION
OF
NS POWER HOLDINGS INCORPORATED

PART A

INTERPRETATION

1. In these Articles, unless there be something in the subject or context inconsistent therewith:

(a) "the Act" means the Companies Act, R.S.N.S. 1989, c.81 and all amendments thereto;

(b) "affiliate" for purposes of these Articles shall mean:

(i)	one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person; and

(ii)	if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

(c) the Company" means NS Power Holdings Incorporated;

(d) "the Office" means the registered office for the time being of the Company;

(e) "the Register" means the register of members kept pursuant to Section 42 of the Act;

(f) "the Registrar" means the Registrar of Joint Stock Companies appointed under the Act and includes the Deputy Registrar or any person authorized by the Governor in Council to perform the duties of the Registrar in the absence of the Registrar;

(g) "month" means calendar month;

(h) "in writing" and "written" includes printing, lithography and other modes of representing or reproducing words in visible form;

(i) "these Articles" and "these presents" include these Articles of Association and all amendments thereto;

(j) "reporting company" and "reporting issuer" shall have the meanings as set out in Section 2 of the Act;

(k) "Secretary" includes any person appointed to perform the duties of the Secretary temporarily;

(1) "special resolution" means, in relation to the Company, notwithstanding the provisions of the Act, a resolution passed by a majority of not less that three fourths of such members of the Company entitled to vote as are present in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given;

(m) "subsidiary" for purposes of these Articles a body corporate is a subsidiary of another body corporate if:

(I)	it is controlled by

	(i)	that other body corporate;

	(ii)	that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate, or

	(iii)	two or more bodies corporate each of which is controlled by that other body corporate; or

(II)	it is a subsidiary of a body corporate that is a subsidiary of that other body corporate.

(n) "proxyholder" includes an alternate proxyholder;

(o) "Privatization Act" means the Nova Scotia Power Privatization Act, S.N.S., 1992, c.8 - and all amendments thereto;

(p) "Reorganization Act" means the Nova Scotia Power Reorganization (1998) Act, S.N.S., 1998, c.19 - and all amendments thereto;

(q) words importing the singular number only include the plural number and vice versa;

(r) words importing the masculine gender only include the feminine gender;

(s) words importing persons include corporations.

2. The regulations appearing in Table A in the First Schedule to the Act shall not apply to the Company.

3. The Directors may enter into and carry into effect or adopt and carry into effect any agreement or agreements made in connection with the reorganization of the Company pursuant to the Reorganization Act on behalf of the Company and shall have full power to agree to any modification in the terms of any such agreement or agreements, either before or after their execution.

4. The Directors may, out of any moneys of the Company, pay all expenses incurred for the formation and reorganization of the Company.

5. The business of the Company may be commenced as soon as the Directors think fit.

6. The head office, registered office and principal executive offices of the Company shall be situated in the Province of Nova Scotia.

SHARES

7. The Directors shall control the shares and, subject to the provisions of these Articles and the Reorganization Act, may allot or otherwise dispose of them to such persons at such times, on such terms and conditions, for such consideration and either at a premium or at par as they think fit.

8. The Directors may pay on behalf of the Company a reasonable commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares in the Company, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the Company. The commission may be paid or satisfied in cash or in shares, debentures or debenture stock of the Company.

9. On the issue of shares the Company may arrange among the holders thereof differences in the calls to be paid and in the times for their payment.

10. If the whole or part of the allotment price of any shares is, by the conditions of their allotment, payable in instalments, every such instalment shall, when due, be payable to the Company by the person who is at such time the registered holder of the shares.

11. Shares may be registered in the names of joint holders not exceeding three in number.

12. The joint holders of a share shall be severally as well as jointly liable for the payment of all instalments and calls due in respect of such share. On the death of one or more joint holders of shares the survivor or survivors of them shall alone be recognized by the Company as having title to the shares.

13. Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not, except as ordered by a court of competent jurisdiction or required by statute, be bound to recognize any equitable or other claim to or interest in such share on the part of any other person.

CERTIFICATES

14. Certificates of title to shares shall be in such form as the Directors may from time to time approve.

15. Certificates of title to shares shall be signed (i) by the President, a Vice-President or a Director, and (ii) by the Secretary, an Assistant Secretary or such other persons as the Directors may authorize and, if the Directors have appointed a transfer agent for the Company, (iii) by an authorized officer of such transfer agent. The signature of the President or Vice-President and, if a transfer agent has been appointed, of the Secretary or Assistant Secretary may be engraved, lithographed or printed upon the certificates or any one or more of them and all such certificates, when signed by the Secretary, an Assistant Secretary, such other person as the Directors authorize, or, if a transfer agent has been appointed, an authorized officer of such transfer agent, shall be valid and binding upon the Company. If the Company has appointed only one Director and officer, share certificates shall be signed by that Director alone as sole Director.

16. Subject to any regulations made at any time by the Directors, each shareholder may have title to the shares registered in the shareholder's name evidenced by any number of certificates so long as the aggregate of the shares stipulated in such certificates equals the aggregate registered in the shareholder's name.

17. Where shares are registered in the names of two or more persons, the Company shall not be bound to issue more than one certificate or one set of certificates, and such certificate or set of certificates shall be delivered to the person first named on the register.

18. Any certificate that has become worn, damaged or defaced may, upon its surrender to the Directors, be cancelled and replaced by a new certificate. Any certificate that has become lost or destroyed may also be replaced by a new certificate upon proof of such loss or destruction to the satisfaction of the Directors and the furnishing to the Company of such undertakings of indemnity as the Directors deem adequate.

19. The sum of one dollar or such other sum as the Directors from time to time determine shall be paid to the Company for every certificate other than the first certificate issued to any holder in respect of any share or shares.

20. The Directors may cause one or more branch registers of members to be kept in any place or places, whether inside or outside of Nova Scotia.

CALLS

21. The Directors may from time to time make such calls as they think fit upon the shareholders in respect of all monies unpaid on the shares held by them respectively and not made payable at fixed times by the conditions on which such shares were allotted and each shareholder shall pay the amount of every call so made on him or her to the persons and at the times and places appointed by the Directors. A call may be made payable by instalments.

22. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

23. At least fourteen days' notice of any call shall be given, and such notice shall specify the time and place at which and the person to whom such call shall be paid.

24. If the sum payable in respect of any call or instalment is not paid on or before the day appointed for the payment thereof, the holder for the time being of the share in respect of which the call has been made or the instalment is due shall pay interest on such call or instalment at the rate of fifteen per centum per annum from the day appointed for the payment thereof up to the time of actual payment.

25. At the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the shareholder sued is entered on the register as the holder or one of the holders of the share or shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the shareholder sued in pursuance of these Articles. It shall not be necessary to prove the appointment of the Directors who made such call or any other matters whatsoever and the proof of the matters stipulated shall be conclusive evidence of the debt.

26. The Directors may, if they think fit, receive from any shareholder willing to advance it all or any part of the monies due upon shares held by the shareholder beyond the sums actually called for; and upon the monies so paid or satisfied in advance or so much thereof as from time to time exceeds the amount of the calls then made upon the shares in respect of which such advance has been made the Company may pay interest at such rate, not exceeding fifteen per centum per annum, as the shareholder paying such sum in advance and the Directors agree upon, or the Directors may agree with such shareholder that the shareholder may participate in profits upon the amount so paid or satisfied in advance.

FORFEITURE OF SHARES

27. If any shareholder fails to pay any call or instalment on or before the day appointed for payment, the Directors may at any time thereafter while the call or instalment remains unpaid serve a notice on such shareholder requiring the shareholder to pay the call or instalment together with any interest that may have accrued and all expenses that may have been incurred by the Company by reason of such non-payment.

28. The notice shall name a day (not being less than fourteen days after the date of the notice) and a place or places on and at which such call or instalment and such interest and expenses are to be paid. The notice shall also state that, in the event of non-payment on or before the day and at the place or one of the places so named, the shares in respect of which the call was made or instalment is payable will be liable to be forfeited.

29. If the requirements of any such notice are not complied with, any shares in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments, interest and expenses due in respect thereof, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

30. When any share has been so forfeited, notice of the resolution shall be given to the shareholder in whose name it stood immediately prior to the forfeiture and an entry of the forfeiture shall be made in the register.

31. Any share so forfeited shall be deemed the property of the Company and the Directors may sell, re-allot or otherwise dispose of it in such manner as they think fit.

32. Directors may at any time before any share so forfeited has been sold, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such conditions as they think fit.

33. Any shareholder whose shares have been forfeited shall nevertheless be liable to pay and shall forthwith pay to the Company all calls, instalments, interest and expenses owing upon or in respect of such shares at the time of the forfeiture together with interest thereon at the rate of fifteen per cent per annum from the time of forfeiture until payment. The Directors may enforce such payment if they think fit, but are under no obligation to do so.

34. A certificate in writing under the hand of the Secretary stating that a share has been duly forfeited on a specified date in pursuance of these Articles and the time when it was forfeited shall be conclusive evidence of the facts therein stated as against all persons who would have been entitled to the share but for such forfeiture.

LIEN ON SHARES

35. The Company shall have a first and paramount lien upon all shares (other than fully paid up shares) registered in the name of each shareholder (whether solely or jointly with others) and upon the proceeds from the sale thereof for the debts, liabilities and other engagements of the shareholder, solely or jointly with any other person, to or with the Company, whether or not the period for the payment, fulfilment or discharge thereof has actually arrived, and such lien shall extend to all dividends from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of any lien of the Company on such shares.

36. For the purpose of enforcing such lien the Directors may sell the shares subject to the lien in such manner as they think fit; but no sale shall be made until the period for the payment, fulfilment or discharge of such debts, liabilities or other engagements has arrived, and until notice in writing of the intention to sell has been given to such shareholder, or to the shareholder's executors or administrators and default has been made by the shareholder or the executors or administrators in such payment, fulfilment or discharge for seven days after such notice.

37. The net proceeds of any such sale after the payment of all costs shall be applied in or towards the satisfaction of such debts, liabilities or engagements and the residue, if any, paid to such shareholder or the shareholder's executors, administrators or assigns.

VALIDITY OF SALES

38. Upon any sale after forfeiture or the enforcing of a lien in purported exercise of the powers given by these Articles the Directors may cause the purchaser's name to be entered in the register in respect of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings or to the application of the purchase money, and after the purchaser's name has been entered in the register in respect of such shares the validity of the sale shall not be impeached by any person and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES

39. The instrument of transfer of any share in the Company shall be signed by the transferor. The transferor shall be deemed to remain the holder of such share until the name of the transferee is entered in the register in respect thereof and shall be entitled to receive any dividend declared thereon before the registration of the transfer.

40. The instrument of transfer of any share shall be in writing in the following form or as near thereto as circumstances will permit:

For value received I (we) assign and transfer unto

Please insert social insurance number or other tax identifying number of assignee

Please print name and address including postal code of assignee shares of the Company represented by this certificate.
Date
Signature

SIGNATURE GUARANTEE: The signature must be guaranteed by a bank, trust company or a member of a recognized stock exchange whose signature is acceptable to the Transfer Agent.

41. The Directors may, without assigning any reason therefor, decline to register any transfer of shares not fully paid up or upon which the Company has a lien.

42. Every instrument of transfer shall be left at the office of the Company or its transfer agent where the principal or a branch register of members is maintained for registration together with the certificate of the shares to be transferred and such other evidence as the Company may require to prove the title of the transferor or the right of the transferor to transfer the shares.

43. A fee not exceeding Five Dollars ($5.00) may be charged for each transfer and shall, if required by the Directors, be paid before its registration.

44. Every instrument of transfer shall, after its registration, remain in the custody of the Company.

45. Any instrument of transfer that the Directors decline to register shall, except in case of fraud, be returned to the person who deposited it.

TRANSMISSION OF SHARES

46. The executors or administrators of a deceased member (not being one of several joint holders) shall be the only persons recognized by the Company as having any title to the shares registered in the name of such member. When a share is registered in the names of two or more joint holders, the survivor or survivors or the executors or administrators of the deceased survivor, shall be the only persons recognized by the Company as having any title to, or interest in, such share.

47. Notwithstanding anything in these Articles, if the Company has only one member, not being one of several joint holders, and that member dies, the executors or administrators of such deceased member shall be entitled to register themselves in the register of members as the holders of such deceased member's share whereupon they shall have all the rights given by these Articles and law to members.

48. Any person becoming entitled to shares in consequence of the death or bankruptcy of any member or in any way other than by allotment or transfer upon producing such evidence of being entitled to act in the capacity claimed or of such person's title to the shares as the Directors think sufficient, may, with the consent of the Directors, (which they shall not be under any obligation to give) be registered as a member in respect of such shares, or may, without being registered, transfer such shares subject to the provisions of these Articles respecting the transfer of shares.

49. The Directors shall have the same right to refuse to register a person entitled by transmission to any shares, or that person's nominee, as if the person were the transferee named in an ordinary transfer presented for registration.

STATED CAPITAL ACCOUNTS

50. Notwithstanding anything contained in the Act:

(a) The Company shall maintain a separate stated capital account for each class and series of shares it issues;

(b) The Company shall add to the appropriate stated capital account the full amount of any consideration it receives for any shares it issues;

(c) Notwithstanding paragraph (b) of this Article 50, where the Company issues shares in exchange for

(i) property of a person who immediately before the exchange did not deal with the Company at arm's length within the meaning of that term in the Income Tax Act (Canada), or

(ii) shares of a body corporate that immediately before the exchange or that, because of the exchange, did not deal with the Company at arm's length within the meaning of that term in the Income Tax Act (Canada), the Company may, subject to paragraph (d) of this Article 50, add to the stated capital accounts maintained for the shares of the classes or series issued the whole or any part of the amount of the consideration it received in the exchange;

(d) On the issue of a share the Company shall not add to a stated capital account in respect of the share it issues an amount greater than the amount of the consideration it received for the share.

RECORD DATES

51. Notwithstanding anything contained in the Act:

(a) For the purpose of determining shareholders:

(i) entitled to receive payment of a dividend;

(ii) entitled to participate in a liquidation distribution; or

(iii) for any other purpose except the right to receive notice of or to vote at a meeting,

the Directors may fix in advance a date as the record date for such determination of shareholders, but such record date shall not precede by more than fifty days the particular action to be taken;

(b) For the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, the Directors may fix in advance a date as the record date for such determination of shareholders, but such record date shall not precede by more than fifty days or by less than twenty-one days the date on which the meeting is to be held;

(c) If no record date is fixed,

(i) the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be

(A) at the close of business on the day immediately preceding the day on which the notice is given; or

(B) if no notice is given, the day on which the meeting is held; and

(ii) the record date for the determination of shareholders for any purpose other than to establish a shareholder's right to receive notice of a meeting or to vote shall be at the close of business on the day on which the Directors pass the resolution relating thereto;

(d) If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the Register at the close of business on the day the directors fix the record date, notice thereof shall, not less than seven days before the date so fixed, be given

(i) by advertisement in a newspaper published or distributed in the place where the corporation has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and

(ii) by written notice to each stock exchange in Canada on which the shares of the Company are listed for trading.

REDUCTION OF CAPITAL

52. Subject to the rights, if any, of the holders of shares of any class or series of shares to vote separately as a class or series thereon, the Company may, from time to time, by special resolution reduce its share capital and any capital redemption reserve fund in any way, and having done so shall in accordance with the Act seek an order of the Court confirming such reduction.

REDEMPTION OF SHARES

53. Subject to the provisions of the Act from time to time in force, the Company may redeem, purchase or otherwise acquire shares issued by it. The Directors may determine the manner and terms for redeeming, purchasing or otherwise acquiring such shares and may from time to time provide a sinking fund on such terms as they think fit for the redemption, purchase or acquisition of such shares. Preference shares which by their provisions may be redeemed or purchased by the Company shall be redeemed subject to such provisions.

MODIFICATION OF RIGHTS OF SHAREHOLDERS

54. The rights, privileges, restrictions and conditions attached to a class or series of shares may be added to, changed or removed only with the prior approval of the holders of the issued shares of that class or series given as specified herein, in addition to any vote or authorization required by law. Any approval of the holders of the shares with respect to the modification of the rights, privileges, restrictions and conditions attached to the shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given either (i) by resolution signed by all the holders of the issued and outstanding shares of the class or series, or (ii) passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the shares who voted in respect of that resolution at a meeting of the holders of the shares duly called for that purpose at which the holders of at least fifty percent (50%) of the outstanding shares of that class or series are present in person or represented by proxy, or, if such quorum is not present at such meeting, at an adjournment thereof at which the holders of shares of that class or series then present in person or represented by proxy shall constitute a quorum for all purposes. The formalities to be observed with respect to proxies, the giving of notice, voting, and the conduct of any such meeting or any adjourned meeting shall be those from time to time prescribed by these articles or otherwise prescribed by law with respect to meetings of shareholders. Notwithstanding the foregoing, the holders of shares of a class or of a series are not entitled to vote separately as a class or series and are not entitled to dissent, upon a proposal to amend the articles to,

(a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(b) effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; or

(c) create a new class or series of shares equal or superior to the shares of such class or series.

This Article shall not be deemed by implication to limit, restrict or curtail the power of modification which the Company would have if this Article were omitted.

SURRENDER OF SHARES

55. The Directors may accept the surrender of any share by way of compromise of any question as to the holder being properly registered in respect thereof. Any share so surrendered may be disposed of in the same manner as a forfeited share.

BORROWING POWERS AND POWER OF GUARANTEE

56. The Directors on behalf of the Company may from time to time in their discretion:

(a) raise or borrow money for the purposes of the Company or any of them;

(b) secure, subject to compliance with Section 102 of the Act, the repayment of moneys so raised or borrowed in such manner and upon such terms and conditions in all respects as they think fit, and in particular by the execution and delivery of mortgages of the Company's real or personal property, or by the issue of bonds, debentures or debenture stock of the Company secured by mortgage or other charge upon all or any part of the property of the Company, both present and future, including its uncalled capital for the time being;

(c) sign or endorse bills, notes, acceptances, cheques, contracts, and other evidence of or securities for money borrowed or to be borrowed for the purposes aforesaid;

(d) pledge debentures as security for loans.

57. Bonds, debentures and other securities may be made assignable, free from any equities between the Company and the person to whom such securities were issued.

58. Any bonds, debentures and other securities may be issued at a discount, premium or otherwise and with special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and other matters.

59. The Directors may, from time to time and in their discretion:

(a) guarantee on behalf of the Company the performance of liabilities, contracts and loans of any kind whatsoever, and give any postponements required in connection with such a guarantee; and

(b) delegate authority to such officers and Directors of the Company and on such terms and conditions as they, in their sole discretion determine appropriate, to provide guarantees on behalf of the Company as set out in the preceding sub-paragraph including to give any postponements required in connection with such guarantees.

MEETINGS

60. Ordinary general meetings shall be held at least once in every calendar year at such time and place as may be determined by the Directors and not later than fifteen months after the preceding ordinary general meeting. All other meetings of the Company shall be called special general meetings.

61. The Directors may whenever they think fit, convene a special general meeting and they shall, upon the requisition of members of the Company holding not less than five percent of the total voting rights of all the members having at the date of the deposit of the requisition a right to vote at general meetings of the Company and in respect of whose shares all calls or other sums then due have been paid, forthwith proceed to convene a special general meeting of the Company, to be held at such time and place as the Directors determine.

62. The requisition shall state the objects of the meeting requested, be signed by the members making it and deposited at the registered office of the Company. It may consist of several documents in like form each signed by one or more of the requisitionists.

63. If the Directors do not proceed to cause a meeting to be held within twenty-one days (21) days from the date that the requisition is so deposited, the requisitionists, or a majority of them in value, may themselves convene a meeting, provided it is held within three (3) months after the date of the deposit of the requisition.

64. At least twenty-one (21) days' notice of every general meeting, specifying the place, day and hour of the meeting and, when special business is to be considered, the general nature of such business, shall be given to the members entitled to be present at such meeting by notice given in accordance with the provisions of these Articles. Subject to any exemption authorized pursuant to the Act, when the Company is a reporting issuer, it shall, concurrently with or prior to sending notice of a meeting of the Company, send a form of proxy to each member who is entitled to receive notice of the meeting. With the consent in writing of all the members entitled to vote at such meeting, a meeting may be convened by a shorter notice and in any manner they think fit, or if all the members are present at a meeting either in person or by proxy, notice of the time, place and purpose of the meeting may be waived.

65. The accidental omission to give any such notice to any of the members or the failure of any shareholder to receive such notice shall not invalidate any resolution passed at any such meeting.

PROCEEDINGS AT GENERAL MEETINGS

66. The business of any ordinary general meeting shall be to receive and consider the financial statements of the Company, the reports of the Directors and Auditors, to elect Directors in the place of those retiring and to transact any other business which under these Articles ought to be transacted at an ordinary general meeting.

67. No business shall be transacted at any general meeting unless the quorum requisite is present at the commencement of the business. A corporation that is a member of the Company and has a duly authorized agent or representative present at any such meeting shall for the purpose of this Article be deemed to be personally present at such meeting.

68. Three members, where there are more than two members, personally present and entitled to vote shall be a quorum for a general meeting for the choice of a chair and the adjournment of the meeting. For all other purposes the quorum for a general meeting shall be three members personally present and entitled to vote and holding or representing by proxy not less than one-tenth in number of such of the issued shares of the Company as confer upon the holders thereof the right to vote at such meeting.

69. The Chair of the Board shall be entitled to take the chair at every general meeting or, if there be no Chair of the Board, or if the Chair of the Board is not present within fifteen minutes after the time appointed for holding the meeting, the President shall be entitled to take the chair. If the Chair or the President is not present within fifteen minutes after the time appointed for holding the meeting, the members present entitled to vote at the meeting shall choose another Director as Chair and, if no Director is present or if all the Directors present decline to take the chair, then the members present entitled to vote shall choose one of their number to be Chair.

70. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if it was convened pursuant to a requisition made pursuant to these Articles shall be dissolved; if it was convened in any other way, it shall stand adjourned to the same day, in the next week, at the same time and place. If at such adjourned meeting a quorum is not present, those members entitled to vote who are present shall be a quorum and may transact the business for which the meeting was called.

71. At any general meeting a resolution put to the meeting may be decided by a show of hands if the vote is unanimous otherwise the resolution shall be decided by a poll of the members present in person or by proxy and entitled to vote at such meeting.

72. A poll shall be taken at the meeting in such manner as the chair of the meeting directs, and either at once or after an interval. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken. When any dispute occurs over the admission or rejection of a vote, it shall be resolved by the chair and such determination made in good faith shall be final and conclusive.

73. When on any motion there is an equality of votes, the motion shall fail.

74. The chair of a general meeting may, with the consent of a majority of the members present, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting that was adjourned.

VOTES OF MEMBERS

75. Subject to the Reorganization Act and Part B of these Articles of Association and the provisions applicable to any shares issued under conditions limiting or excluding the rights of the holders thereof to vote at general meetings, every member present in person or by proxy shall have one vote for every share held by such member. In computing the majority on a poll reference shall be had to the number of votes to which each member is entitled by these Articles.

76. Any person entitled under Article 46 to transfer any shares may vote at any general meeting in respect thereof in the same manner as if such person were the registered holder of such shares so long as the person, at least forty-eight hours before the time of holding the meeting or adjourned meeting at which the person proposes to vote, satisfies the Directors that such person has the right to transfer such shares.

77. Where there are joint registered holders of any share, any one of such persons may vote such share at any meeting, either personally or by proxy, as if such person were solely entitled to it. If more than one of such joint holders is present at any meeting, personally or by proxy, the one whose name stands first on the register in respect of such share shall alone be entitled to vote it. Several executors or administrators of a deceased member in whose name any share stands shall for the purpose of this Article be deemed joint holders thereof.

78. Votes may be cast either personally or by proxy or, in the case of a corporation, by a representative duly authorized under the Act.

79. A member of unsound mind in respect of whom an order has been made by any court having jurisdiction may vote by such member's guardian or other person in the nature of a guardian appointed by that court and any such guardian or other person may vote by proxy.

80. Subject to the Act, no member shall be entitled to be present or to vote on any question, either personally or by proxy or as proxy for another member, at any meeting or be recognized for the purposes of a quorum while any call or other sum is due and payable to the Company in respect of any of the shares of such member.

PROXIES

81. The provisions of the Act relating to proxies shall apply to the Company.

82. No instrument appointing a proxy shall be valid after the expiration of twelve months from the date of its execution.

83. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death of the principal, the revocation of the proxy, or the transfer of the share in respect of which the vote is given, provided no intimation in writing of the death, revocation or transfer is received at the office of the Company before the meeting or by the chair of the meeting before the vote is given.

84. Every instrument of proxy, whether for a specified meeting or otherwise, shall be in such form as the Directors may from time to time determine and as required by law.

RESOLUTIONS IN WRITING

85. A resolution, including a special resolution, in writing and signed by every shareholder who would be entitled to vote on the resolution at a meeting is as valid as if it were passed by such shareholders at a meeting and satisfied all the requirements of the Act and these Articles respecting meetings of shareholders. A Resolution so passed shall be deemed to constitute a waiver of all notices required to have been given for that meeting. The signature of a member who is a body corporate shall be evidenced by the signature of an Officer or Officers, Director or Directors, or other person or persons authorized by the body corporate.

DIRECTORS

86. Unless otherwise determined by general meeting, the number of Directors shall be determined by the Board of Directors but shall not be less than ten nor shall they be more than fifteen provided however that the number of the members of the Board of Directors of the Company who are employees of the Company or of a subsidiary or affiliate of the Company shall not exceed two.

87. The Directors shall have power at any time from time to time to appoint any other person as a Director so long as the total number of Directors does not at any time exceed the maximum number permitted. No such appointment shall be effective unless two-thirds of the Directors concur in it.

88. The Directors shall be paid out of the funds of the Company as remuneration for their service such sums, if any, as the Board may from time to time determine and such remuneration shall be divided among them in such proportions and in such manner as the Directors determine. Any remuneration so payable to a Director who is also an officer or employee of the Company or who is counsel or solicitor to the Company or otherwise serves it in a professional capacity may be in addition to the Director's salary as an officer or professional fees as the case may be. In addition, the Board may by resolution from time to time award special remuneration out of the funds of the Company to any Director who performs or undertakes any special work or service for, or on behalf of, the Company outside the work or services ordinarily required of a Director of the Company. The Directors shall also be reimbursed for their out of pocket expenses incurred in attending Board, Committee or Shareholders' meetings or otherwise in respect of the performance by them of their duties as the Board may from time to time determine. Notwithstanding Article 92, the Directors shall not be required to declare their interest in nor shall the Directors be prohibited from voting in respect of the determination of their remuneration in accordance with this Article.

89. The continuing Directors may act notwithstanding any vacancy in their body, but if the number of Directors fall below the minimum permitted under these Articles, the Directors shall not, except in emergencies or for the purpose of filling up vacancies, act so long as the number is below the minimum. If the number of Directors falls below the quorum requirement under these Articles, nominees shall be proposed by the Nominating Committee for election at a meeting of shareholders of the Company and called pursuant to the Companies Act.

90. A Director may, in conjunction with the office of Director, and on such terms as to remuneration and otherwise as the Directors arrange or determine, hold any other office or position in the Company or in any company in which this Company is a shareholder or is otherwise interested.

91. The office of a Director shall ipso facto be vacated:

(a) if such Director makes an assignment or is petitioned in Bankruptcy; or

(b) if such Director is found by a court of competent jurisdiction to be mentally incompetent or of unsound mind; or

(c) if by notice in writing to the Company such Director resigns the office of Director; or

(d) if such Director is removed by special resolution of the Company.

DIRECTORS' INTEREST IN CONTRACTS

92. No Director shall be disqualified from contracting with the Company, either as vendor, purchaser, or otherwise, nor shall any such contract, or any contract or arrangement entered into or proposed to be entered into by or on behalf of the Company in which any Director is in any way interested, either directly or indirectly, be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason only of such Director holding office as a Director of the Company or of the fiduciary relation thereby established. However, the existence and nature of the Director's interest must be declared by such Director at a meeting of the Directors of the Company unless the contract, arrangement or transaction is one involving the fixing of remuneration payable to the Directors in their capacity as Directors (herein referred to as an "Excluded Transaction"). In the case of a proposed contract or transaction, other than an Excluded Transaction, any Director with an interest in the contract or transaction shall declare the interest of such Director at the meeting of Directors at which the matter is first taken into consideration, or if the Director was not then interested, at the next meeting held after the Director became so interested. A general notice given to the Directors by a Director that the Director is a member, shareholder or director of any specified firm or company and is to be regarded as interested in any transaction or contract with such firm or company shall be deemed to be a sufficient declaration under this Article and no further or other notice shall be required. No Director shall as a Director vote in respect of any contract or arrangement in which the Director is so interested, and if the Director does so vote, the vote shall not be counted. This prohibition may at any time or times be suspended or relaxed to any extent by a general meeting and shall not apply to any contract or arrangement by or on behalf of the Company to give to the Directors or any of them any remuneration payable to the Directors as such, any security for advances or by way of indemnity.

ELECTION OF DIRECTORS

93. Subject to the next following Article, at the dissolution of every annual ordinary general meeting all the Directors shall retire from office and be succeeded by the Directors elected at such meeting. Retiring Directors shall be eligible for re-election at such meeting.

94. If at any ordinary general meeting at which an election of Directors ought to take place no such election takes place, or if no ordinary general meeting is held in any year or period of years, the retiring Directors shall continue in office until their successors are elected and a general meeting for that purpose may on notice be held at any time.

95. The Company in general meeting may from time to time increase or reduce the number of Directors and may determine or alter their qualification.

96. The Company may, by special resolution, remove any Director before the expiration of the period of office and appoint another person in their stead. The person so appointed shall hold office during such time only as the Director in whose place the person is appointed would have held office if the Director had not been removed.

97. If at any time, a vacancy occurs on the Board as a result of a Director ceasing to be a Director, the Board of Directors shall fill such vacancy, after receiving a recommendation from the nominating committee, by the appointment as a Director of an individual who meets the requirements of Article 123.

CHAIR OF THE BOARD

98. At the first meeting of the Directors of the Company following each general election of Directors by the Shareholders of the Company at an annual meeting of Shareholders, the Directors shall appoint a Chair of the Board from their number who is not an employee of the Company or of any subsidiary or affiliate of the Company. The Chair of the Board shall perform such duties and receive such special remuneration as the Board may from time to time provide.

PRESIDENT AND VICE-PRESIDENT

99.

(a) The Directors shall elect from their number the President of the Company and may determine the period for which he or she is to hold office. The President shall be the Chief Executive Officer of the Company and shall have general supervision of the business of the Company and shall perform such duties as may be assigned to him or her from time to time by the Board.

(b) The Directors may also appoint Vice-Presidents and determine the period for which they are to hold office. A Vice-President need not be a Director and any Vice-President shall, at the request of the President or the Board and subject to the directions of the Board, perform the duties of the President during the absence, illness or incapacity of the President.

PROCEEDING OF DIRECTORS

100. The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit, provided that no business shall be transacted unless there is a quorum. A quorum for a meeting of the Board of Directors shall be a majority of the Directors.

101. Meetings of Directors may be held either within or without the Province of Nova Scotia and the Directors may from time to time make arrangements relating to the time and place of holding Directors' meetings, the notices to be given for such meetings and what meetings may be held without notice. Unless otherwise provided by such arrangements:

(1) A meeting of Directors may be held at the close of every ordinary general meeting of the Company without notice.

(2) Notice of every other Directors' meeting may be in writing and delivered by personal delivery, telex or facsimile or mailed or may be given by telephone to each Director before the meeting is to take place. Such notice shall be delivered, mailed or given by telephone at least forty-eight hours before the time fixed for the meeting.

(3) A meeting of Directors may be held without formal notice if all the Directors are present or if those absent have signified their assent to such meeting or their consent to the business transacted at such meeting.

(4) The accidental omission to give any such notice to any of the Directors or the failure of any director to receive such notice shall not invalidate any resolution passed at any such meeting.

102. A Director may participate in meetings of the Board and in meetings of a Committee of the Board by means of such telephone or other communications facilities as permit all persons participating in such a meeting to hear each other and a Director participating by such means will be considered to be present at the meeting.

103. The President or any other Director may at any time, and the Secretary, upon the request of the President or any other Director, shall summon a meeting of the Directors to be held at the Registered Office of the Company. The Chair of the Board or a majority of the Board may at any time summon a meeting to be held elsewhere.

104. Questions arising at any meeting of Directors shall be decided by a majority of votes and when, on any motion before the Board, there is an equality of votes, the motion shall fail.

105. If no Chair of the Board is elected, or if at any meeting of Directors the Chair is not present within fifteen minutes after the time appointed for holding the meeting, the President shall preside. If neither the Chair nor the President is present at such time, the Directors present shall choose some one of their number to chair the meeting.

106. A meeting of the Directors at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions for the time being vested in or exercisable by the Directors generally.

107. The Directors may delegate any of their powers to committees consisting of such number of members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on them by the Directors or by these Articles. At least a majority of members of any committee of Directors appointed by the Board shall be Directors who are not employees of the Company or of any subsidiary or affiliate of the Company.

108. The meetings and proceedings of any such committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Directors insofar as they are applicable and are not superseded by any regulations made by the Directors.

109. All acts done at any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of the Directors or persons so acting, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

110. A resolution in writing signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. A Resolution so effected shall be deemed to constitute a waiver of any notice required under these Articles or the Act to have been given for such a meeting.

EXECUTIVE COMMITTEE

111. The Board may establish an Executive Committee of not less than five Directors made up as follows:

(a) The chief executive officer of the Company, or, if no officer of the Company is designated as chief executive officer, the most senior executive officer of the Company as determined by the Directors; and

(b) The balance being Directors who are not employees of the Company or of a subsidiary or affiliate of the Company.

The Executive Committee shall generally perform such duties and exercise such powers as may be directed or delegated to such committee by the Board.

112. At least three members of the Executive Committee shall be present at all meetings to constitute a quorum for the transaction of business.

113. Any member of the Executive Committee may be removed or replaced at any time by the Board and shall at any time cease to be a member of the Executive Committee upon ceasing to be a Director. Subject to the foregoing, each member of the Executive Committee shall hold office as such until the next annual meeting of shareholders after the member's appointment to the committee.

114. The Executive Committee shall choose one of its own members to be its Chair and the Secretary of the Company shall be the Secretary of the Executive Committee.

115. The times of and places where meetings of the Executive Committee shall be held and the calling of and procedure at such meetings, shall be determined from time to time by the Executive Committee.

116. The Directors may from time to time entrust to and confer upon the Executive Committee such powers exercisable under these Articles by the Directors as they think fit, and may confer such powers for such time, and to be exercised for such objects and purposes and upon such terms and conditions, and with such restrictions as they think expedient; and they may confer such powers either collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Directors in that behalf; and may from time to time revoke, withdraw, alter or vary all or any of such powers.

117. The Executive Committee shall keep regular minutes of its proceedings and report to the Board as required.

AUDIT COMMITTEE

118.

(a) The Board shall appoint annually from among its members a committee to be known as the Audit Committee to be composed of not less than three directors, none of whom shall be employees of the Company or of any subsidiary or affiliate of the Company. Two members of the audit committee shall constitute a quorum.

(b) Any member of the Audit Committee may be removed or replaced at any time by the Board and shall at any time cease to be a member of the Audit Committee upon ceasing to be a director. Subject to the foregoing, each member of the Audit Committee shall hold office as such until the next annual meeting of shareholders after the member's appointment to the Committee.

119.	The Audit Committee shall:

(a) review the financial statements of the Company before the financial statements are approved by the Directors;

(b) ensure that appropriate internal control procedures are in place;

(c) review such investments and transactions that could adversely affect the well-being of the Company as the auditor or any officer of the Company may bring to the attention of the committee;

(d) meet with the auditor to discuss the financial statements and transactions referred to in this Article;

(e) meet with the chief internal auditor of the Company, or the officer or employee of the Company acting in a similar capacity, and with management of the Company, to discuss the effectiveness of the internal control procedures established for the Company; and

(f) generally perform such other duties and exercise such powers as may be directed or delegated to such committee by the Board.

120. The members of the Audit Committee shall have the right for the purpose of performing their duties of inspecting all the books and records of the Company and its affiliates and of discussing such accounts and records and any matters relating to the financial position of the Company with the officers and auditors of the Company and its affiliates.

121. The Audit Committee shall choose one of its own members to be its Chair and the Secretary of the Company shall be the Secretary of the Audit Committee.

122.

(a) The times of and places where meetings of the Audit Committee shall be held and the calling of and procedure at such meetings shall be determined from time to time by the Audit Committee. The auditor of the Company shall be given notice of every meeting of the Audit Committee and shall be permitted to attend and be heard at the meeting on matters relating to the auditor's duties as auditor.

(b) The Audit Committee shall keep regular minutes of its proceedings and report to the Board as required.

NOMINATING COMMITTEE

123.

(a) The Board shall appoint annually from among its members, a Nominating Committee consisting of three Directors and each member of the Nominating Committee shall be neither an employee of the Company or of any subsidiary or affiliate of the Company nor the Chair of the Board.

(b) Not later than sixty days prior to each annual meeting of shareholders of the Company, the Nominating Committee will provide the Company with a list of nominees for election as Directors to be included in the Company's management proxy circular for that meeting.

(c) The nominating committee will include in its list of nominees:

(i) The chief executive officer of the Company and may include one other senior executive of the Company as determined by the Nominating Committee; and

(ii) Individuals who in the reasonable opinion of the Nominating Committee:

(A) other than as expressly authorized by the preceding subparagraph (i), are not employees of the Company or of any subsidiary or affiliate of the Company; and

(B) have not reached seventy (70) years of age.

(d) A majority of the members of the Nominating Committee shall constitute a quorum.

(e) All of the nominees to be included in the Nominating Committee's list of nominees referred to in Article 123(c) shall be individuals who, in the reasonable opinion of the Nominating Committee, shall have the ability to contribute to the broad range of issues with which the Directors must deal and who are able to devote the time necessary to prepare for and attend meetings of the Board and committees of the Board to which they may be appointed.

MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE

124.

(a) The Board shall appoint annually from among its members a Management Resources and Compensation Committee composed of not less than three Directors to make recommendations from time to time to the Board of Directors with respect to the remuneration of senior management of the Company, any other matter with respect to senior management the Committee deems appropriate and such other matters as the Directors may decide. The Management Resources and Compensation Committee shall consist of Directors selected by the Board who are not employees of the Company or of any subsidiary or affiliate of the Company nor the Chair of the Board.

(b) A majority of the members of the Management Resources and Compensation Committee shall constitute a quorum.

REGISTERS

125. The Directors shall cause to be kept a register of the shareholders of the Company, a register of holders of bonds, debentures and securities of the Company and a register of its Directors and may cause to be kept branch registers of the shareholders and holders of bonds, debentures and securities either within or without Nova Scotia. The Directors may appoint one or more transfer agents to maintain the central register and branch registers of shareholders and holders of bonds, debentures and securities of the Company at any place within Canada.

126.	The Directors shall:

(a) ensure that all registers required by these Articles to be prepared and maintained are in a bound or loose-leaf form or in a photographic film form or entered or recorded by any system of mechanical or electronic data processing or other information storage device that is capable of reproducing in Nova Scotia any required information in intelligible written form within a reasonable time; and

(b) cause the Company or its transfer agent to maintain within Nova Scotia an office or other facility at which the transfer of shares, bonds, debentures and securities of the Company may be effected.

MINUTES

127.	The Directors shall cause minutes to be entered in books designated for the purpose:

(a) of all appointments of officers;

(b) of the names of the Directors present at each meeting of Directors and of any committees of Directors;

(c) of all orders made by the Directors and committees of Directors;

(d) of all resolutions and proceedings of meetings of the Shareholders and of the Directors.

128. Any such minutes of any meeting of the Directors or of any committee of the Directors or of the Company, if purporting to be signed by the chair of such meeting or by the chair of the next succeeding meeting, shall be receivable as prima facie evidence of the matters stated in such minutes.

129. Any resolution of the Shareholders, the Directors, or a committee of the Directors, passed pursuant to the provisions of Articles 85 or 110 of these Articles, shall be receivable as prima facie evidence of the matters stated therein.

POWER OF DIRECTORS

130. The management of the business of the Company shall be vested in the Directors who, in addition to the powers and authorities by these Articles or otherwise expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done by the Company and are not hereby or by statute expressly directed or required to be exercised or done by the Company in general meeting, but subject nevertheless to the provisions of the statutes in that behalf and of these Articles and to any regulations from time to time made by the Company in general meeting; provided that no regulation so made shall invalidate any prior act of the Directors that would have been valid if such regulation had not been made.

131. Without restricting the generality of the terms of the last preceding Article and without prejudice to the powers conferred thereby, and the other powers conferred by these Articles, the Directors shall have power:

(1) To take such steps as they think fit to carry out any agreement or contract made by or on behalf of the Company;

(2) To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment, and registration of the Company;

(3) To purchase or otherwise acquire for the Company any property, rights or privileges, stocks, bonds, debentures, or other securities (including shares in the capital stock of any other company) that the Company is authorized to acquire, and at such price and generally on such terms and conditions as they think fit;

(4) At their discretion to pay for any property, rights, or privileges, stocks, bonds, debentures, or other securities (including shares in the capital stock of any other company) acquired by, or services rendered to the Company either wholly or partially in cash or in shares, bonds, debentures or other securities of the Company, and any such shares may be issued either as fully paid up, or with such amount credited as paid up thereon as may be agreed upon;

(5) To secure the fulfilment of any contracts or engagements entered into by the Company by mortgaging or charging all or any of the property of the Company and its unpaid capital for the time being, or in such other manner as they think fit;

(6) To appoint, remove or suspend at their discretion such experts, managers, secretaries, treasurers, officers, clerks, agents and servants for permanent, temporary or special services, as they from time to time think fit, and to determine their powers and duties, and fix their salaries or emoluments and to require security in such instances and to such amounts as they think fit;

(7) To accept from any member insofar as the law permits and on such terms and conditions as may be agreed upon a surrender of the member's share or any part thereof;

(8) To appoint any person or persons (whether incorporated or not) to accept and hold in trust for the Company any property belonging to the Company, or in which it is interested, to execute and do all such deeds and things as may be requisite in relation to any such trust, and to provide for the remuneration of any such trustee or trustees;

(9) To institute, conduct, defend, compound or abandon any legal proceedings by and against the Company or its officers or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debts due and of any claims or demands by or against the Company;

(10) To refer any claims or demands by or against the Company to arbitration and observe and perform the awards;

(11) To make and give receipts, releases and other discharges for money payable to the Company and for claims and demands of the Company;

(12) To determine who shall be entitled to exercise the borrowing powers of the Company and sign on the Company's behalf bonds, debentures or other securities, bills, notes, receipts, acceptances, assignments, transfers, hypothecations, pledges, endorsements, cheques, drafts, releases, contracts, agreements and all other instruments and documents;

(13) To provide from time to time for the management of the affairs of the Company abroad in such manner as they think fit, and in particular to appoint any persons to be the attorneys or agents of the Company with such powers (including power to sub-delegate) and upon such terms as may be thought fit;

(14) To invest and deal with any of the moneys of the Company not immediately required for the purposes thereof in such securities and in such manner as they think fit; and from time to time to vary or realize such investments;

(15) To execute in the name and on behalf of the Company in favour of any Director or other person who may incur or be about to incur any personal liability for the benefit of the Company such mortgages of the Company's property, present and future, as they think fit, and any such mortgages may contain a power of sale and such other powers, covenants and provisions as are agreed on;

(16) To give any officer or other person employed by the Company a commission on the profits of any particular business or transaction or a share in the general profits of the Company, and such commission or share of profits shall be treated as part of the working expenses of the Company;

(17) To set aside out of the profits of the Company before declaring any dividend such sums as they think proper as a reserve fund to meet contingencies or provide for dividends, depreciation, repairing, improving and maintaining any of the property of the Company and such other purposes as the Directors may in their absolute discretion think conducive to the interests of the Company; and to invest the several sums set aside in such investments, other than shares of the Company, as they may think fit, and from time to time to deal with and vary such investments, and to dispose of all or any part of them for the benefit of the Company, and to divide the reserve fund into such special funds as they think fit, with full power to employ the assets constituting the reserve fund in the business of the Company without being bound to keep them separate from the other assets;

(18) From time to time to make, vary and repeal rules for the regulation of the business of the Company, its officers and servants, the members of the Company or any section or class of them;

(19) To enter into all such negotiations and contracts, rescind and vary all such contracts, and execute and do all such acts, deeds, and things in the name and on behalf of the Company as they may consider expedient for or in relation to any of the matters aforesaid or otherwise for the purposes of the Company;

(20) From time to time to provide for the management of the affairs of the Company in such manner as they shall think fit;

(21) Subject to the Act and the Company's Memorandum of Association, to sell, lease or otherwise dispose of any property, real or personal, undertaking, franchises, business, assets, interests or effects which the Company is authorized to sell, lease or otherwise dispose of, for such price or consideration and generally and on such terms and conditions as the directors may think fit, and in particular for shares, debentures or securities of any company having objects altogether or in part similar to those of this Company;

(22) To delegate any of the duties of the board to any standing or special committee, or to any manager or any other officer, attorney or agent, and to appoint any person to be the attorney or agent of the Company, with such powers, including the power to sub-delegate and upon such terms as they think fit.

SOLICITORS

132. The Company may employ or retain a solicitor or solicitors and such solicitor may, at the request of the Board of Directors or on instructions of the Chair of the Board, or the President, attend meetings of the Directors or Shareholders, whether or not the solicitor is a member or a Director of the Company. If such solicitor is also a Director, the solicitor may nevertheless charge for services rendered to the Company as a solicitor.

SECRETARY

133. The Directors shall appoint a Secretary of the Company to keep the minutes of the shareholders' and Directors' meetings and perform such other duties as may be assigned to the Secretary by the Board. The Directors may also appoint a temporary substitute for the Secretary who shall, for the purposes of these Articles, be deemed to be the Secretary.

THE SEAL

134. The Common Seal may be affixed to any instrument (i) in the presence of and contemporaneously with the attesting signatures of two persons who are officers and/or directors of the Company, or (ii) in the presence of and contemporaneously with the attesting signature of any one person designated by and under the authority of a resolution of the Board of Directors or of a committee thereof. If the Company has only one Director and Officer the common seal may be affixed in the presence of and contemporaneously with the attesting signature of that Director and Officer. For the purpose of certifying documents or proceedings of the Company the Common Seal may be affixed by any one of the President, Vice-President, Secretary or a Director.

135.	(a) The Company may have facsimiles of the Common Seal which may be used interchangeably with the Common Seal.

(b) The Company may have for use at any place outside Nova Scotia to which the corporate existence and capacity of the Company extends an official seal that is a facsimile of the Common Seal of the Company with the addition on its face of the name of the place where it is to be used; and the Company may by writing under the seal of its Common Seal authorize any person to affix such official seal to any document at such place to which the Company is a party, and may prescribe and limit the type of documents to which the official seal may be affixed by such person.

DIVIDENDS

136. The Directors may from time to time declare such dividend as they deem proper upon the shares of the Company according to the rights of the members and the respective classes thereof, and may determine the date upon which such dividend will be payable and that it will be payable to the persons registered as the holders of such shares at the close of business upon the record date determined in accordance with Article 51. No transfer of such shares made or registered after the record date so specified shall pass any right to the dividend so declared.

137. The Company may declare or pay a dividend unless there are reasonable grounds for believing that:

(a) The Company is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) The realizable value of the Company's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

138. The Directors may from time to time pay to the members such interim dividends as in their judgment the position of the Company justifies.

139. The Directors may deduct from the dividends payable to any member all such sums of money as may be due and payable by the member to the Company on account of calls, instalments or otherwise, and may apply the same in or towards satisfaction of such sums of money so due and payable.

140. The Directors may retain any dividends on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

141. The Directors may retain the dividends payable upon shares in respect of which any person is under Article 46 entitled to become a member, or which any person under that clause is entitled to transfer, until such person has become a member in respect of or has duly transferred such shares.

142. Any meeting declaring a dividend may make a call on the members for such amount as the meeting fixes so long as the call on each member does not exceed the dividend payable to him or her. The call shall be made payable at the same time as the dividend and the dividend may, if so arranged between the Company and the member, be set off against the call. The making of a call under this Article shall be deemed to be and be business of a meeting which declares such a dividend.

143. Any meeting declaring a dividend may resolve that such dividend be paid wholly or in part by the distribution of specific assets, paid up shares, debentures, bonds or debenture stock of the Company or paid up shares, debentures, bonds, or debenture stock of any other Company, or in any one or more of such ways.

144. Any meeting may resolve that any moneys, investments or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund or in the hands of the Company and available for dividends or representing premiums received on the issue of shares and standing to the credit of share premium account, be capitalized and distributed to the shareholders who would be entitled to receive them if distributed by way of dividend and in the same proportions, that all or any part or such capitalized fund be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company (which shall be distributed accordingly) or in or towards payment of the uncalled liability on any issued shares or debentures or debenture stock, and that such distribution or payment shall be accepted by such shareholders in full satisfaction of their interest in such capitalized sum.

145. For the purpose of giving effect to any resolution under the two last preceding Articles, the Directors may settle any difficulty that may arise in regard to the distribution as they think expedient, and in particular may issue fractional certificates, may fix the value for distribution of any specific assets, may determine that cash payments will be made to any members upon the footing of the value so fixed or that fractions of less value than $5.00 may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Directors.

146. A transfer of shares shall not pass the right to any dividend declared thereon after such transfer and before the registration of the transfer.

147. Anyone of several persons registered as the joint holder of any share may give effectual receipts for all dividends and payments on account of dividends in respect of such share.

148. Unless otherwise determined by the Directors, any dividend may be paid by a cheque or warrant delivered to or sent through the post to the registered address of the member entitled, or, when there are joint holders, to the registered address of the one whose name stands first on the register for the shares jointly held. Every cheque or warrant so delivered or sent shall be made payable to the order of the person to whom it is delivered or sent.

149. Notice of the declaration of any dividend, whether interim or otherwise, shall be given to the holders of registered shares in the manner hereinafter provided.

150. All dividends unclaimed one year after having been declared may, until claimed, be invested or otherwise made use of by the Directors for the benefit of the Company.

ACCOUNTS

151. The Directors shall cause proper books of account to be kept of the business of the Company.

152. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to inspection of the members, and no member shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorized by the Directors or a resolution of the Company in general meeting.

153. At the ordinary general meeting in every year the Directors shall lay before the Company the financial statements required by the Act, the report to the members of the auditor, if any, and, if the Company is a reporting issuer, the report of the Directors required by subsection 121(1) of the Act.

154. The financial statements shall be approved by the Board and such approval shall be evidenced by the signatures on the balance sheet of two Directors or by the Director if there is only one.

I55. The Directors shall, not less than twenty-one (21) days before the date of the ordinary general meeting, send copies of the financial statements together with copies of the auditor's report, if any, and the report of the Directors, if any, to all members holding voting securities or otherwise entitled to receive notices of general meetings of the Company.

AUDITORS AND AUDIT

156. Unless in respect of a financial year the Company is exempt from the requirements of the Act regarding the appointment and duties of an auditor, an auditor shall be appointed and the auditor's duties regulated in accordance with the Act.

157. Every account of the directors, when audited and approved by a general meeting shall be conclusive, except as regards an error discovered therein within three months next after the approval thereof. Whenever any such error is discovered within the period, the account shall forthwith be corrected, and thenceforth shall be conclusive.

NOTICES

158. A notice may be served by the Company upon members personally or by sending it through the post in a prepaid envelope or wrapper addressed to such member at the member's registered place of address.

159. Members who have no registered place of address shall not be entitled to receive any notice.

160. The holder of a share warrant shall not, unless otherwise expressed therein, be entitled in respect thereof to notice of any general meeting of the Company.

161. Any notice required to be given by the Company to the members, or any of them, and not expressly provided for by these Articles, shall be sufficiently given if given by advertisement.

162. Any notice given by advertisement shall be advertised twice in a paper published in the place where the head office of the Company is situated, or if no paper is published there, then in any newspapers published in the City of Halifax, Nova Scotia.

163. All notices shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the register for such shares, and notice so given shall be sufficient notice to all the holders of such shares.

164. Any notice sent by post shall be deemed to be served on the day following that upon which the letter, envelope or wrapper containing it is posted, and in proving such service it shall be sufficient to prove that the letter, envelope or wrapper containing the notice was properly addressed and put into the post office with the postage prepaid thereon. A certificate in writing signed by any manager, secretary or other official of the Company that the letter, envelope or wrapper containing the notice was so addressed and posted shall be conclusive evidence thereof. The foregoing provisions of this clause shall not apply to a notice of a meeting of the Directors.

165. Every person who by operation of law, transfer or other means whatsoever becomes entitled to any share shall be bound by every notice in respect of such share that prior to such person's name and address being entered on the register was duly served in the manner hereinbefore provided upon the person from whom the person derived title to such share.

166. Any notice or document so advertised or sent by post to or left at the registered address of any member in pursuance of the Articles, shall, notwithstanding that such member is then deceased and that the Company has notice of such death, be deemed to have been served in respect of any registered shares, whether held by such deceased member solely or jointly with other persons, until some other person is registered in stead of such deceased member as the holder or joint holder thereof, and such service shall for all purposes of these Articles be deemed a sufficient service of such notice or document on the deceased member's heirs, executors or administrators and all persons, if any, jointly interested with the deceased member in any such share.

167. The signature to any notice given by the Company may be written or printed.

168. When a given number of days' notice or notice extending over any other period is required to be given, the day of service and the day upon which such notice expires shall not, unless it is otherwise provided, be counted in such number of days or other period.

INDEMNITY

169. Every Director, Manager, Secretary and other officer or servant of the Company shall be indemnified by the Company against, and it shall be the duty of the Directors out of the funds of the Company to pay, all costs, losses and expenses that any such Director, Manager, Secretary or other officer or servant may incur or become liable to pay by reason of any contract entered into, or act or thing done by such person as such officer or servant or in any way in the discharge of such person's duties including travelling expenses; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the members over all other claims.

170. No Director or other officer of the Company shall, in the absence of any dishonesty on the part of such person, be liable for the acts, receipts, neglects or defaults of any other Director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the moneys of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person's office or in relation thereto.

PART B

OWNERSHIP AND VOTING RESTRICTIONS

INTERPRETATION

171.	(a) In this Part "B", all terms that are not defined have the meanings attributed to those terms in the Privatization Act and:

"directors' determination" and similar expressions means a determination made by the directors of the Company in accordance with Article 182;

"excess voting shares" means voting shares held, beneficially owned or controlled in contravention of the individual share constraint or the non-resident share constraint, as the case may be;

"individual share constraint" has the meaning set forth in Article 172(a);

"non-resident share constraint" has the meaning set forth in Article 173(a);

"non-resident voting constraint" has the meaning set forth in Article 174;

"principal stock exchange" means, at any time, the stock exchange in Canada on which the highest volume of voting shares is generally traded at that time, as determined by the directors of the Company;

"sell-down notice" has the meaning set forth in Article 175(a);

"shareholder default" has the meaning set forth in Article 175(a)(iv);

"shareholder's declaration" means a declaration made in accordance with Article 183; and

"suspension" has the meaning set forth in Article 176(a) and "suspend, "suspended" and similar expressions have corresponding meanings.

(b) The provisions of subsections 8(3) and (8) of the Privatization Act are deemed to be incorporated in this Part "B", with references therein to the "Company" deemed to be references to the Company. Any provision of this Part "B" that may be read in a manner that is inconsistent with the Privatization Act shall be read so as to be consistent therewith.

(c) For greater certainty, no person is presumed to be an associate of any other person for purposes of paragraph 8(5)(g) of the Privatization Act solely by reason that one of them has given the other the power to vote or direct the voting of voting shares of a class of voting shares at a meeting of the holders of that class pursuant to a revocable proxy where the proxy is solicited solely by means of an information circular issued in a public solicitation of proxies that is made in respect of all voting shares of that class and in accordance with applicable law.

(d) For the purposes of this Part "B";

(i) where voting shares of the Company are held, beneficially owned or controlled by two or more persons jointly, the number of voting shares held, beneficially owned or controlled by each such person shall include the number of voting shares held, beneficially owned or controlled jointly with such other persons;

(ii) where one or more joint holders of, beneficial owners of or persons controlling voting shares is a non-resident, the voting shares are deemed to be held, beneficially owned or controlled, as the case may be, by such non-resident;

(iii) where a person who was not a non-resident becomes a non-resident on any day, the day of acquisition or registration in respect of the acquisition of the voting shares held, beneficially owned or controlled by such person shall be deemed to be the day that such person became a non-resident; and

(iv) references to shares "of" a person are to shares held, beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by that person.

(e) In this Part "B", except where the context requires to the contrary, words importing the singular shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders.

INDIVIDUAL SHARE CONSTRAINT

172.

(a) No person, together with the associates of that person, shall hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate voting shares to which are attached more than 15 per cent of the votes that may ordinarily be cast to elect directors of the Company. (The foregoing prohibition is referred to in this Part "B" as the "individual share constraint".)

(b) In the event that it appears from the register of members of the Company that any person, together with the associates of that person, is in contravention of the individual share constraint:

(i) the Company shall not accept any subscription for voting shares from that person or any associate of that person;

(ii) the Company shall not issue any voting shares to that person or any associate of that person; and

(iii) the Company shall not register or otherwise recognize the transfer of any voting shares to that person or any associate of that person.

(c) In the event of a directors' determination that any person, together with the associates of that person, is in contravention of the individual share constraint:

(i) the Company shall not accept any subscription for voting shares from that person or any associate of that person;

(ii) the Company shall not issue any voting shares to that person or any associate of that person;

(iii) the Company shall not register or otherwise recognize the transfer of any voting shares to that person or any associate of that person;

(iv) no person may, in person or by proxy, exercise the right to vote any of the voting shares of that person or of any associate of that person;

(v) subject to Article 181(a), the Company shall not declare or pay any dividend, and or make any other distribution:

(A) on any of the excess voting shares of that person or of any associate of that person; or

(B) if the directors of the Company determine that the contravention of the individual ownership constraint was intentional and that it would not be inequitable to do so, on all of the voting shares of that person and of each associate of that person;

and any entitlement to such dividend or other distribution shall be forfeited; and

(vi) the Company shall send a sell-down notice to the registered holder of the voting shares of that person and of each associate of that person.

(d) In the event that it appears from the register of members of the Company that, or in the event of a directors' determination that, any person, together with the associates of that person, after any proposed subscription, issue or transfer of voting shares, would be in contravention of the individual share constraint, the Company shall not:

(i) accept the proposed subscription for voting shares from;

(ii) issue the proposed voting shares to; or

(iii) register or otherwise recognize the proposed transfer of any voting shares to;

that person or any associate of that person.

(e) In the event of a directors' determination that during any period any person, together with the associates of that person, was in contravention of the individual share constraint, the directors of the Company may also determine that:

(i) any votes cast, in person or by proxy, during that period in respect of the voting shares of that person or of any associate of that person shall be disqualified, and deemed not to have been cast; and

(ii) subject to Article 181(a), each of that person and the associates of that person is liable to the Company to restore to the Company the amount of any dividend paid or distribution received during that period on:

(A) the excess voting shares of that person and of each associate of that person; or

(B) if the directors of the Company determine that the contravention of the individual ownership constraint was intentional and that it would not be inequitable to do so, on all of the voting shares of that person and of each associate of that person.

NON-RESIDENT SHARE CONSTRAINT

173.

(a) Non-residents shall not hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate voting shares to which are attached more than 25 per cent of the votes that may ordinarily be cast to elect directors of the Company. (The foregoing prohibition is referred to in this Part "B" as the "non- resident share constraint".)

(b) In the event that it appears from the register of members of the Company that, or in the event of a directors' determination that, there is a contravention of the non-resident share constraint:

(i) the Company shall make a public announcement, whether by press release, newspaper advertisements or otherwise, reasonably expected to inform the markets in which voting shares are traded of the contravention; and

(ii) the Company shall not:

(A) accept any subscription for voting shares from any non-resident;

(B) issue any voting shares to any non-resident; or

(C) register or otherwise recognize the transfer of any voting shares from any resident to any non-resident.

(c) In the event of a directors' determination that there is a contravention of the non-resident share constraint and that to do so would be practicable and would not be unfairly prejudicial to, and would not unfairly disregard the interests of, persons holding, beneficially owning or controlling voting shares who are non-resident, the Company shall send a sell-down notice to the registered holders of such of those voting shares as shall be chosen on the basis of inverse order to the order of acquisition or registration of all non-residents, by lot or by such other method that is authorized by a directors' determination.

(d) In the event that it appears from the register of members of the Company that, or in the event of a directors' determination that, after any proposed subscription, issue or transfer of voting shares to a non-resident, there would be a contravention of the non-resident share constraint, the Company shall not:

(i) accept the proposed subscription for voting shares;

(ii) issue the proposed voting shares; or

(iii) register or otherwise recognize the proposed transfer.

NON-RESIDENT VOTING CONSTRAINT

174. In the event of a directors' determination that on any motion made at any meeting of shareholders of the Company more than 25 per cent of the votes cast, in person or by proxy, have been cast in respect of voting shares that are held, beneficially owned or controlled, directly or indirectly, by non-residents, all votes cast, in person or by proxy, in respect of such voting shares on that motion shall be proportionally adjusted so that such votes cast equal twenty-five percent of all votes cast. (The foregoing adjustment is referred to in this Part "B" as the "non-resident voting constraint".)

SELL-DOWN NOTICE

175.	(a) Any notice (a "sell-down notice") required to be sent to a registered holder of voting shares pursuant to Article 172(c)(vi) or Article 173(c):

(i) shall specify in reasonable detail the nature of the contravention of the individual share constraint or the non-resident share constraint, as the case may be, the number of voting shares determined to be excess voting shares and the consequences of the contravention specified in Article 172 or 173, as the case may be;

(ii) shall request an initial or further shareholder's declaration;

(iii) shall specify a date, which shall be not less than, in the case of a contravention of the individual share constraint, 45 days, or, in the case of a contravention of the non-resident share constraint, 60 days, after the date of the sell-down notice, by which the excess voting shares are to be sold or disposed of; and

(iv) shall state that unless the registered holder either:

(A) sells or otherwise disposes of the excess voting shares by the date specified in the sell-down notice on a basis that does not result in any contravention of the individual share constraint or the non-resident share constraint and provides to the Company, in addition to the shareholder's declaration requested pursuant to Article 175(a)(ii), written evidence satisfactory to the Company of such sale or other disposition; or

(B) provides to the Company, in addition to the shareholder's declaration requested pursuant to the Article 175(a)(ii), written evidence satisfactory to the Company that no such sale or other disposition of excess voting shares is required;

such default (a "shareholder default") shall result in the consequence of suspension pursuant to Article 176 and may result in the consequence of sale in accordance with Article 177 or redemption in accordance with Article 178, in each case without further notice to the registered holder, and shall specify in reasonable detail the nature and timing of those consequences.

(b) In the event that, following the sending of a sell-down notice, written evidence is submitted to the Company for purposes of Article 175(a)(iv)(B), the Company shall assess the evidence as soon as is reasonably practicable and in any event shall give a second notice to the person submitting the evidence not later than 10 days after the receipt thereof stating whether the evidence has or has not satisfied the Company that no sale or other disposition of excess voting shares is required. If the evidence has so satisfied the Company, such sell-down notice shall be cancelled and such second notice shall so state. If the evidence has not so satisfied the Company, such second notice shall reiterate the statements required to be made in such sell-down notice pursuant to Articles 175(a)(iii) and (iv). In either case, the 45 day or 60 day period, as the case may be, referred to in Article 175(a)(iii) shall be automatically extended to the end of the 10 day period referred to in this Articles 175(b) if such 10 day period extends beyond such 45 day or 60 day period.

SUSPENSION

176.	(a) In the event of a shareholder default in respect of any registered holder of voting shares, then, without further notice to the registered holder:

(i) all of the voting shares of the registered holder shall be deemed to be struck from the register of members of the Company;

(ii) no person may, in person or by proxy, exercise the right to vote any of such voting shares;

(iii) subject to Article 181(a), the Company shall not declare or pay any dividend, or make any other distribution, on any of such voting shares and any entitlement to such dividend or other distribution shall be forfeited;

(iv) the Company shall not send any form of proxy, information circular or financial statements of the Company or any other communication from the Company to any person in respect of such voting shares; and

(v) no person may exercise any other right or privilege ordinarily attached to such voting shares.

(All of the foregoing consequences of a shareholder default are referred to in this Part "B" as a "suspension".) Notwithstanding the foregoing, a registered holder of suspended voting shares shall have the right to transfer such voting shares on any securities register of the Company on a basis that does not result in contravention of the individual share constraint or the non-resident share constraint.

(b) The Directors of the Company shall cancel any suspension of voting shares of a registered holder and reinstate the registered holder to the register of members of the Company for all purposes if they determine that, following the cancellation and reinstatement, none of such voting shares will be held, beneficially owned or controlled in contravention of the individual share constraint or the non-resident share constraint. For greater certainty, any such reinstatement shall permit, from and after the reinstatement, the exercise of all rights and privileges attached to the voting shares so reinstated but, subject to Article 181(a), shall have no retroactive effect.

SALE

177.

(a) In the event of a shareholder default in respect of any registered holder of voting shares, the Company may elect by directors' determination to sell, on behalf of the registered holder, the excess voting shares thereof, without further notice thereto, on the terms set forth in this Article 177 and Article 179.

(b) The Company may sell any excess voting shares in accordance with this Article 177:

(i) on the principal stock exchange; or

(ii) if there is no principal stock exchange, on such other stock exchange or organized market on which the voting shares are then listed or traded as the directors of the Company shall determine; or

(iii) if the voting shares are not then listed on any stock exchange or traded on any organized market, in such other manner as the directors of the Company shall determine.

(c) The net proceeds of sale of excess voting shares sold in accordance with this Article 177 shall be the net proceeds after deduction of any commission, tax or other cost of sale.

(d) For all purposes of a sale of excess voting shares in accordance with this section, the Company is the agent and lawful attorney of the registered holder and the beneficial owner of the excess voting shares.

REDEMPTION

178.

(a) For the purposes of enforcing the ownership restrictions and constraints imposed pursuant to the foregoing articles and the Reorganization Act, in the event of a shareholder default in respect of any registered holder of voting shares and in the event that the Directors of the Company determine either that the Company has used reasonable efforts to sell excess voting shares in accordance with Article 177 but that such sale is impracticable or that it is likely that such sale would have material adverse consequences to the Company or the holders of voting shares, the Company may, notwithstanding section 51 of the Companies Act, elect by directors' determination, to redeem the excess voting shares thereof, without further notice thereto, on the terms set forth in this Article 178 and Article 179.

(b) The redemption price paid the Company to redeem any excess voting shares in accordance with this Article 178 shall be:

(i) the average of the closing prices per share of the voting shares on the principal stock exchange (or, if there is no principal stock exchange or if the requisite trading of voting shares has not occurred on the principal stock exchange, such other stock exchange or such other organized market on which such requisite trading has occurred as the directors of the Company shall determine) over the last 10 trading days on which at least one board lot of voting shares has traded on the principal stock exchange (or such other stock exchange or such other organized market) in the period ending on the trading day immediately preceding the redemption date; or

(ii) if the requisite trading of voting shares has not occurred on any stock exchange or other organized market, on such basis as the Directors of the Company shall determine.

PROCEDURES RELATING TO SALE AND REDEMPTION

179.

(a) In the event of any sale or redemption of excess voting shares in accordance with Article 177 or Article 178, respectively, the Company shall deposit an amount equal to the amount of the net proceeds of sale or the redemption price, respectively, in a special account in any bank or trust company in Canada selected by it. The amount of the deposit, less the reasonable costs of administration of the special account, shall be payable to the registered holder of the excess voting shares sold or redeemed on presentation and surrender by the registered holder to that bank or trust company of the certificate or certificates representing the excess voting shares. Any interest earned on any amount so deposited shall accrue to the benefit of the Company.

(b) From and after any deposit made pursuant to Article 179(a), the registered holder shall not be entitled to any of the remaining rights of a registered holder in respect of the excess voting shares sold or redeemed, other than the right to receive the funds so deposited on presentation and surrender of the certificate or certificates representing the excess voting shares sold or redeemed.

(c) If a part only of the voting shares represented by any certificate is sold or redeemed in accordance with Articles 177 or 178, respectively, the Company shall, on presentation and surrender of such certificate and at the expense of the registered holder, issue a new certificate representing the balance of the voting shares.

(d) So soon as is reasonably practicable after, and, in any event, not later than 30 days after, a deposit made pursuant to Article 179(a), the Company shall send a notice to the registered holder of the excess voting shares sold or redeemed and the notice shall state:

(i) that a specified number of voting shares has been sold or redeemed, as the case may be;

(ii) the amount of the net proceeds of sale or the redemption price, respectively;

(iii) the name and address of the bank or trust company at which the Company has made the deposit of the net proceeds of sale or the redemption price, respectively; and

(iv) all other relevant particular of the sale or redemption, respectively.

(e) For greater certainty, the Company may sell or redeem excess voting shares in accordance with Articles 177 or 178, respectively, despite the fact that the Company does not possess the certificate or certificates representing the excess voting shares at the time of the sale or redemption. If, in accordance with Article 177, the Company sells excess voting shares without possession of the certificate or certificates representing the excess voting shares, the Company shall issue to the purchaser of such excess voting shares or its nominee a new certificate or certificates representing the excess voting shares sold. If, in accordance with Articles 177 or 178, the Company sells or redeems excess voting shares without possession of the certificate or certificates representing the excess voting shares and, after the sale or redemption, a person establishes that it is a bona fide purchaser of the excess voting shares sold or redeemed, then, subject to applicable law:

(i) the excess voting shares held or beneficially owned by the bona fide purchaser are deemed to be, from the date of the sale or redemption by the Company, as the case may be, validly issued and outstanding voting shares in addition to the excess voting shares sold or redeemed; and

(ii) notwithstanding Article 179(b), the Company is entitled to the deposit made pursuant to Article 179(a) and, in the case of a sale in accordance with Article 177, shall add the amount of the deposit to the stated capital account for the class of voting shares issued.

EXCEPTIONS

180.	(a) Notwithstanding Article 172 or 173, neither the individual share constraint nor the non-resident share constraint applies in respect of voting shares of the Company that are held:

(i) by one or more underwriters solely for the purpose of distributing the voting shares to the public; or

(ii) by any person who provides centralized facilities for the clearing of trades in securities and is acting in relation to trades in the voting shares solely as an intermediary in the payment of funds or the delivery of securities, or both.

(b) A person referred to in Article 180(a)(ii) shall not exercise voting rights attached to the voting shares so held by that person.

SAVING PROVISIONS

181.	(a) Notwithstanding any other provision of this Part "B";

(i) the Directors of the Company may determine to pay a dividend or to make any other distribution on voting shares that would otherwise be prohibited by any other provision of this Part "B" where the contravention of the individual share constraint or the non-resident share constraint that gave rise to the prohibition was inadvertent or of a technical nature or it would otherwise be inequitable not to pay the dividend or make the distribution; and

(ii) where a dividend has not been paid or any other distribution has not been made on voting shares as a result of a directors' determination of a contravention of the individual share constraint or the non-resident share constraint, or where the amount of a dividend or any other distribution has been restored to the Company pursuant to Article 172(e)(ii) as a result of a directors' determination of a contravention of the individual share constraint, the Directors of the Company shall declare and pay the dividend, make the distribution, or refund the restored amount, respectively, if they subsequently determine that no such contravention occurred.

(b) In the event that the Company suspends or redeems voting shares in accordance with Article 176 or 178, respectively, or otherwise redeems, purchases for cancellation or otherwise acquires voting shares, and the result of such action is that any person and the associates of that person who, prior to such action, were not in contravention of the individual share constraint are, after such action, in contravention, then, notwithstanding any other provision of this Part "B", the sole consequence of such action to that person and the associates of that person, in respect of the voting shares of that person and of the associates of that person held, beneficially owned or controlled at the time of such action, shall be that the number of votes attached to those voting shares shall be reduced to a number that is the largest whole number of votes that may be attached to the voting shares which that person and the associates of that person could hold, beneficially own or control from time to time in compliance with the individual share constraint.

(c) Notwithstanding any other provision of this Part "B", a contravention of the individual share constraint or the non-resident share constraint shall have no consequences except those that are expressly provided for in this Part "B". For greater certainty but without limiting the generality of the foregoing:

(i) no transfer, issue or ownership of, and no title to, voting shares;

(ii) no resolution of shareholders [except to the extent that the result thereof is affected as a result of a directors' determination under Article 172(e)(i)]; and

(iii) no act of the Company, including any transfer of property to or by the Company;

shall be invalid or otherwise affected by any contravention of the individual share constraint or the non-resident share constraint or the failure to make the adjustment required pursuant to the non-resident voting constraint.

DIRECTORS' DETERMINATIONS

182.

(a) The Directors of the Company shall have the sole right and authority to administer the provisions of this Part "B" and to make any determination required or contemplated hereunder. In so acting, the Directors of the Company shall enjoy, in addition to the powers set forth in this Part "B", all of the powers necessary or desirable, in their opinion, to carry out the intent and purpose of this Part "B". The Directors of the Company shall make on a timely basis all determinations necessary for the administration of the provisions of this Part "B" and, without limiting the generality of the foregoing, if the Directors of the Company consider that there are reasonable grounds for believing that a contravention of the individual ownership constraint or the non-resident ownership constraint has occurred or will occur, the Directors shall make a determination with respect to the matter. Any directors' determination that is not inconsistent with the Reorganization Act, the Privatization Act and other applicable law shall be conclusive, final and binding except to the extent modified by any subsequent directors' determination.

(b) The Directors of the Company shall make any directors' determination contemplated by Article 172 or 173:

(i) after the relevant shareholder's declaration have been requested and received by the Company, only:

(A) on a basis consistent with those shareholder's declarations; or

(B) if the Directors of the Company are of the opinion that the shareholder's declarations do not contain adequate or accurate information and they believe and have reasonable grounds for believing that they will not be provided with shareholder's declarations that do contain adequate and accurate information; or

(ii) whether or not any shareholder's declaration has been requested or received by the Company, only if the Directors of the Company believe and have reasonable grounds for believing that they have sufficient information to make the directors' determination, that the consequences of the directors' determination would not be inequitable to those affected by it and that it would be impractical, under all the circumstances, to request or to await the receipt of any shareholder's declaration.

(c) In administering the provisions of this Part "B", including, without limitation, in making any directors' determination in accordance with Article 182(b) or otherwise, the Directors of the Company may rely on any information on which the Directors consider it reasonable to rely in the circumstances. Without limiting the generality of the foregoing, the Directors of the Company may rely upon any shareholder's declaration, the register of members of the Company, the knowledge of any Director, officer or employee of the Company or any advisor to the Company and the opinion of counsel to the Company.

(d) In administering the provisions of this Part "B", including, without limitation, in making any directors' determination, the Directors shall act honestly and in good faith. Provided that the Directors of the Company so act, they shall not be liable to the Company and neither they nor the Company shall be liable to any holder or beneficial owner of voting shares or any other person for, nor with respect to any matter arising from or related to, any act or omission to act in relation to this Part "B".

(e) Any directors' determination required or contemplated by this Part "B" shall be expressed and conclusively evidenced by a resolution duly adopted.

(f) The Directors may delegate any of their powers and duties under this Article 182 to any standing or special committee consisting of such members of the Board as the Directors may determine.

SHAREHOLDERS' DECLARATIONS

183.

(a) For purposes of monitoring the compliance with and of enforcing the provisions of this Part "B", the Directors of the Company may require that any registered holder or beneficial owner, or any other person of whom it is, in the circumstances, reasonable or make such request, file with the Company or its registrar and transfer agent a completed shareholder's declaration. The Directors of the Company shall determine from time to time written guidelines with respect to the nature of the shareholder's declaration to be requested, the times at which shareholder's declarations are to be requested and any other relevant matters relating to shareholder's declarations.

(b) A shareholder's declaration shall be in the form from time to time determined by the directors of the Company pursuant to Article 183(a) and, without limiting the generality of the foregoing may be required to be in the form of a simple declaration in writing or a statutory declaration under the Canada Evidence Act. Without limiting the generality of its contents, any shareholder's declaration may be required to contain information with respect to:

(i) the name, address and residency of the shareholder ("Registered Shareholder") and if the shareholder is an individual and not a Canadian citizen, such shareholder's citizenship;

(ii) the name, address and residency of any person who beneficially owns or controls, directly or indirectly, otherwise than by way of security only, the Registered Shareholder's shares ("Beneficial Shareholder") and if such person is an individual and not a Canadian citizen, such person's citizenship;

(iii) the name, address and residency of any person who is an associate of the Registered Shareholder or any Beneficial Shareholder ("Associate"), and if such person is an individual and not a Canadian citizen, such person's citizenship;

(iv) the number of shares held by the Registered Shareholder, each Beneficial Shareholder and each Associate, including the dates such shares were acquired or proposed to be acquired; and

(v) if the Registered Shareholder, any Beneficial Shareholder or any Associate is a corporation, trust, partnership or unincorporated organization the name, address and residency of each person who is a controlling shareholder, trustee, partner or member of the corporation, trust, partnership or unincorporated organization, as the case may be, and if such person is an individual and not a Canadian citizen, such person's citizenship.